SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 12, 2007


                                West Marine, Inc.
     -----------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Delaware                 0-22512                   77-0355502
   -----------------------     --------------          --------------------
  (State or other               (Commission              (I.R.S. Employer
   jurisdiction of              File Number)            Identification No.)
   incorporation)



              500 Westridge Drive
            Watsonville, California                           95076
    ----------------------------------------------       ----------------
      (Address of principal executive offices)             (Zip Code)



                                 (831) 728-2700
                  --------------------------------------------
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the
     Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
     Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

On July 12, 2007, West Marine, Inc. announced its net sales for the 13-week period (second quarter) ended June 30, 2007 and for the 26-week period ended June 30, 2007. A copy of this press release is attached hereto as
Exhibit 99.1.

Item 9.01.        Financial Statements and Exhibits.

                  (a)      Not Applicable.

                  (b)      Not Applicable.

                  (c)      Not Applicable.

                  (d)      Exhibits:

                           99.1  Press Release dated July 12, 2007
                                 (furnished pursuant to Item 2.02 of Form 8-K)

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      WEST MARINE, INC.





Date:  July 12, 2007                  By:  /s/ Thomas R. Moran
                                           ---------------------------------
                                           Thomas R. Moran
                                           Senior Vice President and
                                           Chief Financial Officer

                                                                 Exhibit 99.1




Contacts:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
Deborah Ajeska, Assistant Vice President of Financial Planning & Analysis
(831) 761-4229


                  WEST MARINE REPORTS SECOND QUARTER 2007 SALES

WATSONVILLE, CA, July 12, 2007 - West Marine, Inc. (Nasdaq: WMAR) today reported that comparable store sales for the thirteen weeks ended June 30, 2007 decreased 2.9%. Net sales for the period were $247.8 million, a decrease of 6.3% from net sales of $264.5 million a year ago. Comparable store sales for the twenty-six weeks ended June 30, 2007 decreased 2.8%. Net sales for the twenty-six weeks ended June 30, 2007 were $373.8 million, a decrease of 5.9% from net sales of $397.2 million a year ago.

Net sales attributable to the Stores segment for the first six months of 2007 were $326.2 million, a decrease of $23.8 million, or 6.8%, versus the same period last year. The sales decrease primarily resulted from the closure of under-performing locations during the second half of last year. Port Supply (wholesale) segment sales through the distribution centers for the first six months of 2007 were $23.8 million, a decrease of $0.1 million, or 0.4%, compared to the same period last year. Port Supply segment results do not include sales to wholesale customers through store locations, as these sales are included in the Stores segment. Net sales of the Direct Sales (catalog and Internet) segment for the first six months of 2007 were $23.9 million, an increase of $0.5 million, or 2.3%, compared to the same period last year, due to increased Internet sales.

Peter Harris, Chief Executive Officer of West Marine, said, "As was described in our earnings guidance on June 26th, sales results during the peak part of the season reflected lower than expected levels of boating activity and were disappointing. The softness was particularly evident in Florida. Also, sales of higher-priced discretionary items have been weak, and in-store traffic levels, which we believe reflect boat usage, have been lower than expected. Even in this challenging environment, we continue to focus on maximizing sales by serving our customers and achieving high merchandise in-stock levels."


ABOUT WEST MARINE

West Marine, the country's largest specialty retailer of boating supplies and accessories, has 380 stores located in 38 states, Puerto Rico and Canada. Our catalog and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the country's largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).